Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) dated as of September 15, 2006 is made by and between Bentley Pharmaceuticals, Inc., on behalf of itself, its predecessors, successors, parents, subsidiaries, related and affiliated companies (hereinafter referred to collectively as the “Company”), and Michael D. Price, on behalf of himself, his executors, heirs, administrators, agents, attorneys, administrators, beneficiaries and assigns (hereinafter referred to collectively as “Employee”).  In consideration of the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee agree as follows:

1.                                       Termination.   Employee’s employment with the Company shall terminate at the close of business on September 30, 2006 (the “Termination Date”), which shall also be deemed to be the end of the “Term” of Employee’s Employment Agreement with the Company dated as of January 1, 2002 (the “Employment Agreement”).   Employee hereby confirms his resignation from all offices he holds in the Company and from all other offices he holds in any of the Company’s direct and indirect subsidiaries and any affiliates thereof, including without limitation any employee benefit plans, and agrees to deliver such further instruments confirming such resignations as the Company may reasonably request from time to time.

2.                                       Severance Pay and Period.   Pursuant to Section 8A of the Employment Agreement, on the Termination Date Employee shall be paid an amount equal to (i) twelve months of his current annual base salary, plus (ii) $150,000, which is equal to the amount of his bonus paid for 2005.  In accordance with Employee’s request previously communicated to the Company, which is hereby confirmed, the maximum amount that Employee can contribute to his 401(k) plan account with the Company for 2006 will be deducted from the payment due under this Section 2.  In addition, as of the Termination Date, Employee will be paid in full for any and all wages through that date.   Employee will be paid in full for any accrued but unused vacation time as of the Termination Date.

3.                                       Stock and Stock Options.

(a)                                  Employee holds restricted stock units with respect to 7,700 shares of the Company’s Common Stock, none of which will be issuable as of the Termination Date according to the original terms of the units.    Of these shares, 1,604 shares will be issued to Employee promptly after the Termination Date and his rights with respect to the remaining units shall terminate on the Termination Date.

(b)                                 Pursuant to Section 8.A of the Employment Agreement, the pro rated portion of the annual increment of additional shares under each of his outstanding unvested stock options that would otherwise become exercisable on the next anniversary of the respective grant date of each such option shall accelerate and become exercisable on the Termination Date in accordance with the “Pro Rated Vesting of Shares on Termination Date” column set forth on Schedule 1 attached to this Agreement.  In addition, the Company agrees to accelerate and make exercisable certain additional option shares in accordance with the “Additional Accelerated Shares” column set forth on Schedule 1 attached to this Agreement, so long as the

                                                Company has received a fully-executed copy of this Agreement and the General Release and the seven-day period referenced in the General Release has expired without revocation thereof by Employee.

(c)                                  The Company will extend the period during which Employee may exercise and purchase the vested shares under his outstanding options listed on Schedule 2 attached to this Agreement, including without limitation shares that are vested after giving effect to the acceleration provided in Section 3(b) above, until September 30, 2007, and shall allow Employee to exercise such options by surrendering shares of Company Common Stock he already owns, which shall be valued based on the fair market value of the Common Stock, so long as the Company has received a fully-executed copy of this Agreement and the General Release and the seven-day period referenced in the General Release has expired without revocation thereof by Employee.   “Fair market value” of the Common Stock shall be determined for this purpose in the same manner as the Company then uses to determine the fair market value exercise price for its option awards or as otherwise suggested as best practice by the Securities and Exchange Commission.

(d)                                 The Company confirms to Employee that he may exercise his outstanding options to purchase shares that are vested or will be vested, whether pursuant to the terms of the options or the provisions of Section 8.A of the Employment Agreement, before giving effect to subsections 3 (b) or (c) of this Agreement, and that Employee may exercise such options by surrendering shares of Company Common Stock he already owns, which shall be valued based on the fair market value of the Common Stock.

4.                                       Insurance and Other Benefits.

(a)                                  The Company will continue Employee’s current health and dental insurance through September 30, 2006, and thereafter will pay Employee, directly or on his account (at the Company’s option), the cost of continuing equivalent medical and dental coverage pursuant to COBRA until June 30, 2007 or such earlier date as Employee is eligible to receive such benefits through another employer.  Employee may continue his health insurance coverage at his own expense through COBRA after June 30, 2007.  Employee will receive a separate notice about his right to elect COBRA continuation.

(b)                                 The Company will renew Employee’s life insurance coverage under the Metropolitan Life Insurance policy for an amount equal to two times Employee’s base salary on September 20, 2006 (i) for a twelve-month term at the Company’s expense and (ii) at Employee’s expense, for such additional coverage and additional period as is available under the policy and as Employee may designate to the Company before such date.   The Company will provide Employee such opportunity as is available under the Principal Life Insurance policy to transfer such policy to Employee’s account and at Employee’s expense before the Termination Date, when it will otherwise expire by its terms.

5.                                       Moving Expenses.   The Company will reimburse Employee for up to $4,000 of his out-of-pocket costs incurred in moving his personal belongings from his apartment in New Hampshire to his home in Tampa, Florida.

6.                                       Return of Property.   On or before the Termination Date, Employee shall return all property belonging to the Company, including but not limited to papers, files, documents, reference guides, equipment, keys, access key tag/card, identification, credit cards, software, Blackberry, computer access codes, disks, supplies, institutional manuals, Employee Handbook, and Employee shall not retain any copies, duplicates, reproductions or excerpts of any of the foregoing; provided, however, that if Employee allows the Company to remove licensed Company software, including current Operating System (OS) software (to be reimaged with alternate OS software), from the Dell laptop computer Employee has used for Company business, Company shall transfer the computer to Employee and Employee shall be allowed to retain such computer as his own property, as well as the computer printer located in his home office and the framed print depicting the University of Tampa, which  is currently located in Employee’s office at the Company.

7.                                       General Release.   Within twenty-one (21) days following the Termination Date, Employee will sign a general release of the Company in the form attached hereto as Exhibit A (the “General Release”).  Employee understands and agrees that his right to any of the benefits afforded Employee under the terms of this Agreement, as distinguished from those provided in the Employment Agreement and referenced herein, is expressly contingent upon his execution and delivery of the General Release to the Company and expiration of the seven-day revocation period set forth therein.

8.                                       Covenant Not to Sue.   Employee represents and warrants that he has not filed any complaints, charges, or claims for relief against the Company and its officers, directors, partners, stockholders, trustees, attorneys, insurers, representatives, agents and employees (collectively, the “Releasees”), or any one of them, with any local, state or federal court or administrative agency, any professional or regulatory board, or any other agency or entity.  Employee further warrants that he has not previously assigned or transferred any of the claims that are the subject of the General Release.  Employee agrees and covenants not to sue or bring any claims or charges against the Releasees, or any one of them, with respect to matters subject to the General Release.  Employee further agrees not to institute any claim, charge, complaint or lawsuit to challenge the validity of the General Release or the circumstances surrounding its execution.  In the event that Employee institutes any action covered by this Section 8, that action shall be dismissed upon presentation of this Agreement and Employee shall reimburse the affected Releasees for all legal fees and expenses incurred in defending such claim and obtaining its dismissal.   The Company represents to Employee that it is not currently aware of any basis for the Company instituting any action against Employee.

9.                                       Non-admissions.   It is understood and agreed that this Agreement does not constitute any admission by the Company that any action taken with respect to Employee was unlawful or wrongful, or that any action by it constituted a breach of contract or violated any federal or state law, policy, rule or regulation or professional or industry regulation or standard.

10.                                 Nondisclosure of Confidential Information.   During the course of Employee’s employment with the Company, Employee has become acquainted with and/or developed Confidential Information belonging to the Company or its customers.  Employee acknowledges and agrees that he continues to be bound by the terms of the Employee Confidentiality Agreement.

11.                                 Adequacy of this Agreement.   Employee acknowledges that the option acceleration and certain other benefits afforded Employee under the terms of this agreement exceed any legal obligation of the Company, under the Employment Agreement or otherwise, and provide valid consideration for the general release, attached hereto as Exhibit A to this Agreement, and covenant not to sue contained in Section 8 of this Agreement.

12.                                 Nondisparagement; References.   Employee agrees not to disparage or make negative statements about the Company or any of the Company’s officers, directors, employees, programs or products.  The Company agrees that the officers and directors of the Company shall not disparage or make negative statements about Employee.  Employee agrees to direct all reference inquiries to the CEO of the Company.  The Company agrees that the CEO will respond to such requests by verifying the dates of employment of Employee and the positions held by Employee only, except as may otherwise be agreed by the Company and Employee.

13.                                 Breach.   Employee agrees that the compensation and benefits contained in this Agreement that are not otherwise payable to Employee pursuant to the terms of the Employment Agreement are subject to termination, reduction, cancellation or repayment in the event that the Company determines in good faith that Employee has taken any action or engaged in any conduct that is a material violation of this Agreement.  Employee further acknowledges that any material breach of this Agreement by Employee will cause irreparable damage to the Company and that in the event of such breach, the Company shall be entitled, in addition to monetary damages and to any other remedies available to the Company under this Agreement and at law, to equitable relief, including injunctive relief, and to payment by Employee of all costs and attorneys’ fees incurred by the Company in enforcing the provisions of this Agreement, including attorneys’ fees.  In the event that Employee institutes legal proceedings to enforce this Agreement, Employee agrees that the sole remedy available to Employee shall be enforcement of the terms of this Agreement and/or a claim for damages resulting from the breach of this Agreement, but that under no circumstances shall Employee be entitled to receive or collect any damages for claims that Employee has released under this Agreement.

14.                                 Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the Company and Employee and their respective successors and assigns.

15.                                 Severability.   Should any part, term or provision of this Agreement be determined by any tribunal, administrative agency or court of competent jurisdiction to be illegal, invalid or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected thereby, and the illegal, invalid or unenforceable part, term or provision shall be deemed not to be part of this Agreement. However, should the General Release or covenant not to sue provisions of this Agreement be declared or determined by any tribunal, administrative agency or court of competent jurisdiction to be illegal or invalid, and should Employee thereupon seek to institute any claims that would have been within the scope of the General Release or the covenant not to sue, the Company shall be entitled to immediate repayment, and Employee shall immediately return amounts paid hereunder and reimburse the Company for additional amounts paid for the benefit of Employee hereunder to the extent any such amounts were not paid to Employee pursuant to the terms of the Employment Agreement. If a party other than Employee seeks to institute any claims that would have been within the scope of the general release or covenant not to sue, Employee shall not be required to return the consideration, but Employee agrees that he shall not accept any monetary award resulting from such a proceeding.

16.                                 Entire Agreement.   This Agreement constitutes the entire agreement between the parties about or relating to Employee’s termination of employment from the Company, or the Company’s obligations to him with respect to his termination, and fully supersedes any and all prior and contemporaneous agreements or understanding between the parties including, but not limited to, the Employment Agreement other than Sections 11, 12, 13 and 14 thereof, which shall survive, together with any definitions used in such sections.  The terms of this Agreement are contractual in nature and not a mere recital, and they shall take effect as a sealed document.  This Agreement shall be governed by the laws of the State of New Hampshire, without regard to conflict of law rules, and may not be changed orally.  This Agreement may be changed or amended only by agreement in writing signed by both parties.  The parties attest that no other representations were made regarding this Agreement other than those contained herein.

17.                                 Counterparts.   This Agreement may be executed in two or more of counterparts, each of which when executed and delivered constitutes an original of this Agreement, but all the Counterparts shall together constitute one and the same agreement.  No counterpart shall be effective until each party has executed at least one counterpart.

18.                                 Choice of Law.   This Agreement shall be construed in accordance with the laws of the State of New Hampshire.  The parties hereby expressly consent to the personal jurisdiction of the state and federal courts located in New Hampshire for any lawsuit filed arising from or relating to this Agreement and expressly waive any and all objections to venue, including, without limitation, the inconvenience of such forum.

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IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement.

Bentley Pharmaceuticals, Inc.			Michael D. Price

By:	/s/ James R. Murphy		/s/ Michael D. Price
	Name:	James R. Murphy	Michael D. Price, individually
	Title:	Chairman of the Board and Chief Executive Officer

Date:	September 15, 2006		Date: September 15, 2006

Schedule 1

Acceleration of Option Vesting

Grant Date	No. of
(MM/DD/YY)	Shares Vesting on next anniversary of Grant Date	Exercise Price	Vesting Date (MM/DD/YY)	Pro rated Vesting of Shares on Termination Date	Additional Accelerated Shares
3/30/2005	16,667	$7.500	3/30/2007	8,333	16,667
5/23/2006	4,433	$11.775	5/23/2007	1,478	0
Total	21,100			9,811	16,667

Schedule 2

Vested Option Shares for Which Exercise Date is Extended to September 30, 2007

Grant Date	No. of Vested	Exercise
(MM/DD/YY)	Shares	Price
1/1/2003	25,000	$8.050
5/21/2003	25,000	$10.040
1/1/2004	50,000	$13.300
3/30/2005	41,667	$7.500
5/23/2006	1,478	$11.775
Total	143,145

GENERAL RELEASE

Except with respect to any rights, obligations or duties arising out of the Separation Agreement dated September 15, 2006 and in consideration of certain payments and other provisions for Michael D. Price’s benefit set forth herein, and other valuable consideration, Michael D. Price, on behalf of himself, his executors, heirs, administrators, agents, attorneys, beneficiaries and assigns (hereinafter referred to collectively as “Employee”) hereby releases and discharges Bentley Pharmaceuticals, Inc., on behalf of itself, its predecessors, successors, parents, subsidiaries, related and affiliated companies (hereinafter referred to collectively as the “Company”) and its officers, directors, partners, stockholders, trustees, attorneys, insurers, representatives, agents and employees (hereinafter referred to collectively, the “Releasees”), of and from any and all complaints, charges, lawsuits or claims for relief of any kind by Employee that he now has or ever had against the Releasees, or any one of them, whether known or unknown, arising out of any matter or thing that has happened before the signing of this General Release, including but not limited to claims arising under common law, claims for breach of contract and in tort, and claims arising under federal and state labor law and employment laws and laws prohibiting discrimination on the basis of age, sex, race, national origin, disability or other protected characteristic, and specifically including any claims under the Age Discrimination in Employment Act of 1967, as amended.  The laws referred to in the preceding sentence include but are not limited to Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, and the New Hampshire Law Against Discrimination, and the Florida Civil Rights Act, all as amended.  It is further expressly agreed and understood by Employee that the release contained herein is a GENERAL RELEASE.  Nothing in this General Release shall be construed to preclude Employee from participating or cooperating in any investigation or proceeding conducted by a state or federal Fair Employment Practices Agency.  However, in the event that a charge or complaint is filed against the Releasees, or any one of them, with any administrative agency or in the event of an authorized investigation, charge or lawsuit filed against the Releasees by any administrative agency, Employee expressly waives and shall not accept any award or damages therefrom.

Time to Consider Agreement.   Employee acknowledges that he has been advised to consult with an attorney and has had ample time to consult with an attorney of his choice, and has been given a period of at least twenty-one days within which to consider whether to sign this General Release.  Employee may sign this General Release prior to the end of this twenty-one day period, provided that Employee does this knowingly and voluntarily.

Revocation.   It is agreed that for a period of seven days following the execution of this General Release, which period shall end at 5:00 p.m. on the seventh day following the date of execution by Employee, Employee may revoke this General Release.  This General Release will not become effective until this revocation period has expired.  This seven-day revocation period cannot be shortened by agreement of the parties or by any other means.

Employee acknowledges and recites that:

(a)                                  Employee has executed this General Release knowingly and voluntarily;

(b)                                 Employee has read and understands this General Release in its entirety;

(c)                                  Employee has been advised and directed orally and in writing (and this subsection (c) constitutes such written direction) to seek legal counsel and any other advice the Employee wishes with respect to the terms of this General Release before executing it; and

(d)                                 Employee’s execution of this General Release has not been forced by any employee or agent of the Company, and the Employee has had an opportunity to negotiate about the terms of this General Release.

PLEASE READ THIS GENERAL RELEASE CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:
Michael D. Price